Exhibit 3.6

Amendment to Bylaws (adopted August 12, 2010)

Section 1. Officers. The officers of this Company shall consist of a president, up to two chief executive officers, executive chairman, chief operating officer, chief financial officer, chief accounting officer, any vice presidents designated by the Board of Directors, secretary, treasurer and such other officers as may be designated by the Board of Directors, each of whom shall be elected by the Board of Directors from time to time. Any two or more offices may be held by the same person.  The failure to elect any of the above officers shall not affect the existence of this Company.  Whenever these Bylaws refer to the president and/or chief executive officer (or the president), they shall refer to either chairman, president or chief executive officer without further reference and both chief executive officers may be referred to as co-chief executive officers.

Section 2. Duties. The officers of this Company shall have the following duties and such other duties as delegated by the chairman, president or chief executive officer.

The president and chief executive officer (or all of them  if there is more than one person holding these offices) of the Company shall (i) have general and active management of the business and affairs of the Company and (ii) be the chief executive officer of the Company, subject to the directions of the Board of Directors.

The executive chairman shall assist the chief executive officer to plan effectively and to be forward thinking by concentrating on strategic matters.  He shall provide advice to the Board of Directors on business opportunities for expansion of current activities, adding new business divisions and will take the lead on conducting due diligence on potential partners to assist in expansion.  He shall oversee business development activities and related businesses of the Company with the intention of generating financial returns and driving sustainable development.  He shall spearhead investor relations activities, be responsible for legislative and regulatory matters that affect the Company’s business and have such other duties as the Board of Directors may delegate.

The chief operating officer shall be responsible for day-to-day operations and shall report to any of the chairman, president and chief executive officer.  He shall perform such duties as may be delegated by the Board of Directors.

The chief financial officer shall be the chief financial officer, be primarily responsible for all filings with the Securities and Exchange Commission and shall act whenever the president and chief executive officer shall be unavailable.  He shall furnish at meetings of the Board of Directors, or whenever requested, a statement of the financial condition of the Company and shall perform such other duties as the bylaws provide or the Board of Directors may prescribe.

The chief technology officer shall be responsible for development and protection of all of the Company’s intellectual property and development of new technologies.  He shall report to the chief executive officer.

The chief accounting officer shall keep correct and complete records of account, showing accurately at all times the financial condition of the Company.  The chief accounting officer may also be the chief financial officer.  If the chief accounting officer is not also the chief financial officer, he shall provide assistance to the chief financial officer and act whenever the chief financial officer shall be unavailable.

Any vice president(s) shall perform such duties as may be prescribed by the Board of Directors or the president and chief executive officer and shall act whenever the president and chief executive officer and chief financial officer shall be unavailable.

The secretary shall have custody of and maintain all of the corporate records, except the financial records, shall record the minutes of all meetings of the stockholders and whenever else required by the Board of Directors or the president and chief executive officer, and shall perform such other duties as may be prescribed by the Board of Directors.

The treasurer shall be the legal custodian of all monies, notes, securities and other valuables that may from time to time come into the possession of the Company.  He shall immediately deposit all funds of the Company coming into his hands in some reliable bank or other depositary to be designated by the Board of Directors and shall keep this bank account in the name of the Company.